Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2014

Moscow, Russia – April 30, 2014 – CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the first quarter ended March 31, 2014.

	Three Months
	Ended March 31,		Change
(US$ mln except per share data)	2013	2014	in USD	in RUB

Total operating revenues	$195,287	$186,247	(5)%	10%
Total operating expenses	(153,103)	(138,108)	(10)%	4%
OIBDA(1)	50,649	55,971	11%	28%
OIBDA margin(1)	25.9%	30.1%
Net income attributable to CTC Media, Inc. stockholders	28,588	31,216	9%	27%
Diluted earnings per share	$0.18	$0.20	11%

HIGHLIGHTS

•                  Total revenues up 10% year-on-year in ruble terms to $186.2 million

•                  Advertising revenues up 12% year-on-year in ruble terms

•                  Combined Russian national inventory was fully sold-out for Q1 and more than 90% contracted for the full year at average prices higher than in 2013.

•                  OIBDA up 28% year-on-year in ruble terms to $56.0 million, with an OIBDA margin of 30.1%

•                  Fully diluted earnings per share of $0.20 (Q1 2013: $0.18)

•                  Net cash position(2) of $195.2 million at the end of the period

•                  Payment of cash dividends of $0.175 per share

•                  The Board of Directors currently intends to pay cash dividends of $0.70 per share (or up to approximately $109 million in the aggregate) in 2014 and has declared a cash dividend of $0.175 per share (or approximately $27 million in the aggregate) to be paid on or about June 30, 2013 to shareholders of record as of June 16, 2013, Further dividends are anticipated in the remaining quarters of 2014, subject to the Company’s earnings, financial position and cash requirements.

KEY EVENTS AFTER THE REPORTING PERIOD

•                  CTC Love Channel, targeting the 11-34 year-old audience, launched April 1, 2014 in cable and satellite with penetration of approximately 20% and 13 million subscribers in 20 cities in Russia

•                  Start of first e-commerce project by a television company in Russia with Sweet me clothes brand –

(1) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(2) Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

Yuliana Slashcheva, Chief Executive Officer of CTC Media, commented: “Our Russian TV advertising revenues grew 12% year-on-year in ruble terms in first quarter, and we therefore significantly outpacing the estimated 7-8% growth of the Russian TV advertising market. This result was obtained despite the airing of coverage of the Sochi Olympics on the state owned channels in February and the shift of viewers’ attention in March to news broadcasts about the Ukraine crisis. Our Everest sales house successfully achieved full sellout and sponsorship revenue growth above 50% in the first quarter. Our full year estimated channel inventory is now more than 90% committed for 2014 at average prices higher than in 2013.

Our results are reported in US dollars and were therefore impacted by the 13% depreciation of the ruble against the dollar during the period.

We expect the growth in the Russian TV advertising market to slow in the remaining quarters of 2014 and to be at the lower end of the previously indicated range of approximately 5-8% for the full year. We strive to out perform the overall market in Russian TV advertising revenues for the year. We are carefully monitoring the effects of the situation in Ukraine and related economic sanctions on our business, including, in particular, the impact on our sublicensing revenues from our Ukrainian partners. In addition, we have implemented internal policies and procedures to ensure our compliance with applicable economic sanctions, including with respect to Telcrest, one of our principal minority stockholders, and its designees on our Board of Directors; Telcrest is controlled by Bank Rossiya, which has been designated as a target of US sanctions.

“Stringent cost controls contributed to record 28% OIBDA growth in rubles, ruble terms of 28%, and a more than 4 percentage point increase in our first quarter OIBDA margin to 30.1%. We reduced our programming costs by 1% in ruble terms and expect them to grow at a slower rate than our revenues for the year and by less than in 2013. Due to the currently projected impact of the Ukrainian crisis and its potential impact on overall market condition and, in particular, our sublicensing sales to our Ukrainian partners, we take a conservative approach to our OIBDA margin to be in the range of approximately 28-30%, depending on the actual multiplex costs incurred and the amount of sublicensing revenues earned from Ukrainian broadcasters during the period, or approximately 30-32% excluding anticipated digital multiplex costs. Governmental authorities indicate that estimated digital multiplex payments in 2014 will be up to $25 million for the CTC and Domashny channels in aggregate, depending on the actual rollout during the period.

“CTC’s audience share was slightly down in the first quarter but overall viewership was up and resulted in higher advertising revenues. The successful third season of Kitchen achieved an average audience share of 21.9% in Russia, which was even higher than the first two seasons. We also launched new series The Boat in the quarter that demonstrated excellent performance and improved our average share for its time slot.

“Domashny was one of the few Russian TV channels to increase its audience share during the Sochi Olympics. We have been running an updated horizontal programming schedule since the start of the year, which has already started to attract a younger audience with a 3 percentage point increase in audience share among 25-44 year old females being further tangible proof of the success of Channel’s strategy.

“Peretz moved up two spots from 12th to 10th position in its target audience group in the quarter and we have launched several new programs in early April to build on this momentum.

“Our transmedia business generated 57% revenue growth following the change in our digital strategy and transition to focus on the monetization of our shows across multiple domains and platforms. We are working on the close integration of our digital projects with our TV channel content, in order to develop loyal on and offline audiences. Successful series such like the The Boat or Kitchen have attracted more than 7 million views each on our digital platforms when aired on our TV channels.

Overall, our investments in the key strategic areas that we have identified are already bringing solid results and we are combining healthy revenue growth with careful cost control to deliver industry high profit levels. Our net cash position continues to provide us the means to invest in the business and return cash to shareholders, in line with our objective to generate long term shareholder value and benefit for all of our stakeholders.”

Operating Review

Share of Viewing

	Q1 2013	Q4 2013	Q1 2014

CTC Channel (all 10-45)	11.3	10.9	10.8

Domashny Channel (females 25-59)	3.0	3.5	3.1

Peretz Channel (all 25-49)	2.5	2.3	2.4

Channel 31 (all 6-54)	13.4	12.7	11.7

In first quarter of 2014, CTC Media’s Russian channels’ audience share was affected by domestic Olympic Games broadcasting in February. In March viewers’ attention was extensively attracted to developments related to the crisis in Ukraine, with significant growth of news programs share. Also CTC Media’s Russian channels were affected by continued audience fragmentation in the first quarter of 2014. All national free-to-air TV channel in Russia were challenged by increased competition from smaller non-free-to-air and local TV channels viewership in the “all 10-45” demographic, which increased from 16.2% in 2012 to 18.6% in 2013 and 19.2% in the first quarter of 2014.

In the first quarter of 2014, the CTC channel maintained its place as the third most-watched broadcaster in Russia in its target demographic of 10 to 45 years old viewers. Its target audience share was down year-on-year from 11.3% to 10.8%, primarily reflecting the increased competition from the channels licensed to broadcast the 2014 Olympics Games in Sochi and the effect of audience fragmentation, partially offset by the performance of the channel’s high-rated content and new premiers.

The Domashny channel’s target audience share increased year-on-year in the first quarter 2013 from 3.0% to 3.1%, reflecting the structural changes in the programming schedule and the success of the programming in weekend and daytime slots, partially offset by the effect of audience fragmentation. Domashny channel is continuing to strengthen its demographic profile and to grow its core female audience segment.

The Peretz channel’s target audience share declined slightly year-on-year in 2014 from 2.5% to 2.4%, reflecting increased competition from the channels that broadcast political news following the situation in Ukraine, as well as competition from the channels licensed to broadcast the 2014 Olympics Games in Sochi, partially offset by the strong performance of locally produced series. Peretz channel is continuing to refresh its positioning and programming grid to be a more cutting edge, dynamic and thrilling channel, with a focus on edgy action content.

Channel 31’s average target audience share was down year-on-year in 2014 from 13.4% to 11.7%, due to increased competition from other Kazakh channels broadcasting mainly in the Kazakh language due to strengthening of the Kazakh law on local-language programming and increased audience fragmentation. The channel, however, maintained its third place in terms of viewer popularity in first quarter of 2014.

Revenues

Total operating revenues were down 5% year-on-year in US dollar terms but up 10% year-on-year in ruble terms in the first quarter of 2014.  This primarily reflected the estimated growth in the overall Russian television advertising market of 7-8% in ruble terms.

Advertising revenues accounted for approximately 99% of total operating revenues during the first quarter of 2014 (Q1 2013: 97%) and were down 3% year-on-year in US dollar terms and up 12% year-on-year in ruble terms.

	Three Months Ended March 31,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Operating revenues by segment:
CTC Channel	$138,832	$132,884	(4)%	11%
Domashny Channel	29,479	28,080	(5)%	10%
Peretz Channel	20,551	18,956	(8)%	6%
Channel 31	4,154	3,812	(8)%
All Other	2,271	2,515	11%	27%
Total operating revenues	$195,287	$186,247	(5)%	10%

CTC channel’s operating revenues in US dollar terms were down 4% year-on-year in the first quarter and up 11% in ruble terms, reflecting the estimated increase in the overall Russian television advertising market, increased revenues from sponsorship, partially offset by a decrease in target audience share.

Domashny channel’s operating revenues in US dollar terms were down 5% year-on-year in the first quarter and up 10% in ruble terms, reflecting the estimated increase in the overall Russian television advertising market, increased revenues from sponsorship and an increase in target audience share.

Peretz channel’s operating revenues in US dollar terms were down 8% year-on-year in the first quarter and up 6% in ruble terms, reflecting the estimated increase in the overall Russian television advertising market, increased revenues from sponsorship partially offset by a decrease in target audience share.

Channel 31 operating revenues in US dollar terms were down 8% year-on-year in the first quarter and up 5% in tenge terms, principally due to increased sellout and sponsorship revenues, partially offset by a decrease in target audience share, reflecting increased competition from other channels.

All other revenues in the first quarter of 2014 represent mainly revenues of $0.9 million from CTC-International (Q1 2013: $1.0 million) and revenues of $1.4 million from digital media businesses (Q1 2013: $1 million). In ruble terms total digital revenue was up 57%, primarily due to a 71% increase in digital advertising revenue.

Expenses

Total operating expenses were down 10% year-on-year in US dollar terms but up 4% in ruble terms in the first quarter, primarily reflecting the year-on-year increase in selling, general and administrative expenses.

	Three Months Ended March 31,		Change
(US$ 000’s)	2013	2014	in USD	in RUB

Operating expenses:
Direct operating expenses	$(11,443)	$(11,653)	2%	17%
Selling, general & administrative expenses	(40,765)	(41,552)	2%	18%
Programming expenses	(91,092)	(78,578)	(14)%	(1)%
Stock-based compensation (expense)	(1,338)	1,507	(213)%	(228)%
Depreciation & amortization	(8,465)	(7,832)	(7)%	6%
Total operating expenses	$(153,103)	$(138,108)	(10)%	4%

Direct operating expenses were up 2% year-on-year in the first quarter in US dollar terms and 17% in ruble terms, largely as a result of increases in salaries and benefits costs, reflecting annual raises and increased headcount, and increases in transmission costs related to annual raises.

Selling, general and administrative expenses were up 2% year-on-year in the first quarter in US dollar terms and 18% in ruble terms, primarily due to an increase in advertising and promotion expenses, reflecting the timing effect of advertising campaigns on the CTC channel and an increase in compensation payable to Video International that was in line with the revenue dynamics.

Stock-based compensation expense decreased by $2.8 million for the first quarter, primarily as the result of remeasuring the equity-based cash incentive awards granted to employees under our 2009 Stock Incentive Plan at their fair value as of the reporting date, reflecting our lower share price in the first quarter of 2014.

Programming expenses were down 14% year-on-year in US dollar terms and 1% in ruble terms in the first quarter, reflecting the timing effect of the launch of the Peretz spring schedule in April 2014 and the timing of investments in the Domashny schedule planned for the second half of 2014, partially offset by a more expensive programming mix at CTC channel due to the airing of more expensive foreign content.

CTC Media’s consolidated OIBDA was therefore up 28% year-on-year in ruble terms to $56.0 million in the first quarter (Q1 2013: $50.6 million). OIBDA margin was up year-on-year to 30.1% in the first quarter of 2014 from 25.9% in the first quarter of 2013.

Net interest income was $3.1 million for the first quarter (Q1 2013: $3.1 million), reflecting the interest earned on CTC Media’s deposits.

CTC Media’s effective tax rate was 31% in the first quarter (Q1 2013: 36%) primarily due to the change in the approach to the recognition of foreign tax benefits that were available for offset against US taxes based on a comprehensive examination of certain positions taken in the historical US income tax filings. This approach was applied for the recognition of such tax benefits starting from the third quarter of 2013 and will be applied prospectively.

Net income attributable to CTC Media, Inc. stockholders therefore was up 27% in ruble terms to $31.2 million in the first quarter (Q1 2013: $28.6 million), and fully diluted earnings per share increased to $0.20 (Q1 2013: $0.18).

Cash Flow

The Company’s net cash provided by operating activities totaled $32.4 million for the first quarter 2014 (Net cash used in operating activities Q1 2013: $12.9 million) and reflected the joint effect of higher cash receipts from advertising sales and lower cash spend on the acquisition of programming and operating costs.

Net cash provided by investing activities was $3.5 million for the first quarter 2014 (Net cash used in investing activities Q1 2013: $1.4 million), reflecting the net receipts from deposits of $4.5 million and capital expenditures of $1.0 million.

Net cash used in financing activities amounted to $27.4 million for the first quarter 2014 (Q1 2013: $24.9 million), and resulted primarily from the payment of $27.2 million in cash dividends to the Company’s stockholders, $6.9 million of which represent dividends to one of our stockholders that have been blocked pursuant to US sanctions and are accounted for as other non-current assets, and the payment of $0.02 million in dividends to minority shareholders of the Company’s subsidiaries.

The Company’s cash and cash equivalents and short-term investments, less overdraft and loan balance, amounted to $195.2 million as of March 31, 2014, compared to $137.9 million as of March 31, 2013, and $207.5 million at the end of the fourth quarter of 2013.

Dividends

The CTC Media Board of Directors currently intends to pay cash dividends of $0.70 per share (or up to approximately $109 million in the aggregate) in 2014, a year-on-year increase of 11% compared to cash dividends of $0.63 per share (or $98.8 million in the aggregate) paid in 2013, and has declared a cash dividend of $0.175 per share (or approximately $27 million in the aggregate) to be paid on or about June 30, 2014 to shareholders of record as of June 16, 2014. We will comply with any applicable blocking requirements related to U.S. sanctions in connection with the payment of dividends. Further dividends are anticipated in the remaining quarters of 2014. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2014, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Full Year 2014 Outlook

More than 90% of CTC Media’s forecast full-year 2014 Russian national inventory is currently committed, at average prices higher than in 2013. The Russian TV advertising market is currently expected to grow at the lower end of the previously indicated range of approximately 5-8% year-on-year in 2014 in ruble terms. CTC Media will strives to outperform the overall market in Russian television advertising revenues for the year.

The Company will continue to invest in content but anticipates that its programming expenses will grow at a lower rate than its total revenues and at lower pace than in 2013.

CTC Media expects to report an OIBDA margin of approximately 28-30%, depending on the actual multiplex costs incurred and the amount of sublicensing revenues earned from Ukrainian broadcasters during the period, or approximately 30-32% excluding anticipated digital multiplex costs. Governmental authorities indicate that estimated digital multiplex payments in 2014 will be upto $25 million for the CTC and Domashny channels in aggregate, depending on the actual rollout during the period. The decrease in anticipated OIBDA margin also reflects a significant decrease in sublicensing revenue due to Ukrainian crisis.

Conference Call

The Company will host a conference call to discuss its first quarter 2014 financial results today, Wednesday, April 30, 2014, at 9:00 a.m. EST / 2:00 p.m. UK / 5:00 p.m. Moscow time. To access the conference call, please dial:

US/International:	+1 646 843 4608
UK/International:	+44 (0) 20 3003 2666
Russia:	+7 (8) 499 272 4337
Confirmation Code:	CTC Media Inc

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia – CTC, Domashny and Peretz – as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Irina Faritova
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2014; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2014; the Company’s expected rate of its full year 2014 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2014. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, the effect of geopolitical developments and related international economic sanctions; changes in the size of the Russian television advertising market compared with current estimates of anticipated market growth; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2014 and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended March 31,
	2013	2014
REVENUES:
Advertising	$190,032	$184,563
Sublicensing revenue and other revenues	5,255	1,684
Total operating revenues	195,287	186,247
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $7,460 and $6,642 for the three months ended March 31, 2013 and 2014, respectively; and exclusive of stock-based compensation (expense)/benefit of ($682) and $1,149 for the three months ended March 31, 2013 and 2014, respectively)	(11,443)	(11,653)
Selling, general and administrative (exclusive of depreciation and amortization of $1,005 and $1,190 for the three months ended March 31, 2013 and 2014, respectively; and exclusive of stock-based compensation (expense)/benefit of ($656) and $358 for the three months ended March 31, 2013 and 2014, respectively)	(40,765)	(41,552)
Stock-based compensation (expense)/benefit	(1,338)	1,507
Programming expenses	(91,092)	(78,578)
Depreciation and amortization	(8,465)	(7,832)
Total operating expenses	(153,103)	(138,108)
OPERATING INCOME	42,184	48,139
FOREIGN CURRENCY GAINS (LOSSES)	546	(3,370)
INTEREST INCOME	3,316	3,278
INTEREST EXPENSE	(207)	(136)
OTHER NON-OPERATING LOSS, net	(349)	(1,058)
EQUITY IN INCOME OF INVESTEE COMPANIES	203	(939)
Income before income tax	45,693	45,914
INCOME TAX EXPENSE	(16,259)	(14,179)
CONSOLIDATED NET INCOME	$29,434	$31,735
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(846)	$(519)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$28,588	$31,216
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.18	$0.20
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.18	$0.20
Weighted average common shares outstanding—basic	158,160,719	155,710,719
Weighted average common shares outstanding—diluted	158,170,789	155,803,931
Dividends declared per share	$0.15	$0.18

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2013	March 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,574	$37,739
Short-term investments	180,337	160,663
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2013—$483; March 31, 2014—$643)	36,875	34,200
Taxes reclaimable	22,929	24,433
Prepayments	57,536	42,165
Programming rights, net	172,197	167,510
Deferred tax assets	30,400	28,277
Other current assets	4,373	4,693
TOTAL CURRENT ASSETS	535,221	499,680
PROPERTY AND EQUIPMENT, net	36,874	31,479
INTANGIBLE ASSETS, net:
Broadcasting licenses	59,676	51,293
Cable network connections	20,422	17,687
Trade names	5,332	4,892
Other intangible assets	4,876	4,274
Net intangible assets	90,306	78,146
GOODWILL	135,276	124,071
PROGRAMMING RIGHTS, net	121,802	114,486
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,524	4,453
PREPAYMENTS	27,602	28,626
DEFERRED TAX ASSETS	18,371	16,593
OTHER NON-CURRENT ASSETS	—	6,916
TOTAL ASSETS	$970,976	$904,450
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	105,849	103,848
Accrued liabilities	20,449	26,367
Taxes payable	33,630	19,155
Deferred revenue	10,223	10,683
Deferred tax liabilities	49,770	54,061
Other current liabilities	3,390	3,186
TOTAL CURRENT LIABILITIES	223,311	217,300
DEFERRED TAX LIABILITIES	13,549	12,727
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2013—158,210,719; March 31, 2014—158,210,719)	1,582	1,582
Additional paid-in capital	494,122	494,625
Retained earnings	386,575	390,542
Accumulated other comprehensive loss	(124,339)	(189,053)
Less: Common stock held in treasury, at cost (December 31, 2013—2,500,000 shares; March 31, 2014—2,500,000)	(29,727)	(29,727)
Non-controlling interest	5,903	6,454
TOTAL STOCKHOLDERS’ EQUITY	734,116	674,423
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$970,976	$904,450

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Three months ended March 31,
	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$29,434	$31,735
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(2,290)	3,279
Depreciation and amortization	8,465	7,832
Programming expenses	91,092	78,578
Stock based compensation expense (benefit)	1,338	(1,507)
Equity in income of unconsolidated investees	(203)	939
Foreign currency (gains) losses	(546)	3,370
Changes in operating assets and liabilities:
Trade accounts receivable	(14,453)	11,175
Prepayments	(5,457)	(1,173)
Other assets	2,049	1,345
Accounts payable and accrued liabilities	370	(12,425)
Deferred revenue	2,610	2,771
Other liabilities	(16,357)	(8,860)
Acquisition of programming and sublicensing rights	(108,955)	(84,656)
Net cash provided by/(used in) operating activities	(12,903)	32,403
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(1,120)	(974)
Receipts from/(investments in) deposits, net	(306)	4,522
Net cash provided by/(used in) investing activities	(1,426)	3,548
CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of overdraft and loans, net	(6,955)	(91)
Increase in other non-current assets (Note 4)	—	(6,916)
Dividends paid to stockholders	(17,786)	(20,333)
Dividends paid to noncontrolling interest	(127)	(24)
Net cash used in financing activities	(24,868)	(27,364)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(584)	(1,422)
Net increase/(decrease) in cash and cash equivalents	(39,781)	7,165
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,181	30,574
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,400	$37,739

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended March 31, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Programming expenses	Operating income/ (loss)	Depreciation and amortization	OIBDA
CTC Channel	$138,832	$412	$135,610	$(64,162)	$41,950	$(2,334)	$44,284
Domashny Channel	29,479	101	28,734	(14,960)	4,105	(1,981)	6,086
Peretz Channel	20,551	—	20,451	(8,978)	1,069	(3,073)	4,142
31 Channel	4,154	—	4,140	(2,763)	(454)	(737)	283
All other	2,271	161	1,097	(229)	(4,486)	(340)	(4,146)
Business segment results	$195,287	$674	$190,032	$(91,092)	$42,184	$(8,465)	$50,649
Eliminations	—	(674)	—	—	—	—	—
Consolidated results	$195,287	—	$190,032	$(91,092)	$42,184	$(8,465)	$50,649

	Three months ended March 31, 2014
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Programming expenses	Operating income/ (loss)	Depreciation and amortization	OIBDA
CTC Channel	$132,884	$276	$132,629	$(58,166)	$39,690	$(2,309)	$41,999
Domashny Channel	28,080	29	27,839	(11,881)	6,521	(1,823)	8,344
Peretz Channel	18,956	2	18,810	(6,272)	3,625	(2,676)	6,301
31 Channel	3,812	—	3,673	(2,141)	(28)	(658)	630
All other	2,515	23	1,612	(118)	(1,669)	(366)	(1,303)
Business segment results	$186,247	$330	$184,563	$(78,578)	$48,139	$(7,832)	$55,971
Eliminations	—	(330)	—	—	—	—	—
Consolidated results	$186,247	—	$184,563	$(78,578)	$48,139	$(7,832)	$55,971

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	March 31,
(US$ 000’s)	2013	2014

OIBDA	$50,649	$55,971
Depreciation and amortization	(8,465)	(7,832)
Operating income	$42,184	$48,139

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	March 31,
	2013	2014

OIBDA margin	25.9%	30.1%
Depreciation and amortization as a % of total operating revenues	(4.3)%	(4.3)%
Operating income margin	21.6%	25.8%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended March 31, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	44,284	(2,334)	41,950
Domashny Channel	6,086	(1,981)	4,105
Peretz Channel	4,142	(3,073)	1,069
31 Channel	283	(737)	(454)
All other	(4,146)	(340)	(4,486)
Consolidated results	50,649	(8,465)	42,184

Three Months Ended March 31, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	41,999	(2,309)	39,690
Domashny Channel	8,344	(1,823)	6,521
Peretz Channel	6,301	(2,676)	3,625
31 Channel	630	(658)	(28)
All other	(1,303)	(366)	(1,669)
Consolidated results	55,971	(7,832)	48,139